Exhibit 2

CONFIDENTIAL TREATMENT REQUESTED BY GENTIUM S.p.A.

Gentium SpA Piazza XX Settembre, 2 - 22079 Villa Guardia (CO) Italy

December 23, 2009

Sigma-Tau Pharmaceuticals, Inc.
9841 Washingtonian Blvd. Suite 500
Gaithersburg, MD 20878

Re:	Amendments to License and Supply and Cost Sharing Agreements

Ladies and Gentlemen:

Reference is made to the License and Supply Agreement dated as of December 7, 2001, as amended on June 14, 2005 (“First Amendment”), between Gentium S.p.A. (“Gentium”) and Sigma-Tau Pharmaceuticals, Inc. (“Sigma-Tau”) (collectively the “License Agreement”), and the Cost Sharing Agreement dated as of October 12, 2007 between Gentium and Sigma-Tau (the “Cost Sharing Agreement” and together with the License Agreement, the “Agreements”).  All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreements.

In consideration of the terms herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.    License Agreement Amendment.  The License Agreement is hereby amended as follows:

a.
Section 1.20 is hereby amended and restated to read in its entirety as follows: “New Product shall mean (a) any pharmaceutical form of the Product other than “intravenous,” or (b) a pharmaceutical product containing the Compound as the active ingredient and intended for i) the mobilisation of hematopoietic progenitors/stem cells or ii) any therapeutic indication/s other than those of the Product.

b.
Section 1.26 is hereby amended and restated to read in its entirety as follows: “Product shall mean a pharmaceutical product in intravenous formulation containing the Compound as the active ingredient and intended for (i) the treatment of hematopoietic stem cell transplant patients with hepatic veno-occlusive disease, and/or (ii) the prophylaxis of veno-occlusive disease.”

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

Sigma-Tau Pharmaceuticals, Inc.
December 23, 2009

b.
Section 1.26 is hereby amended and restated to read in its entirety as follows: “Product shall mean a pharmaceutical product in intravenous formulation containing the Compound as the active ingredient and intended for (i) the treatment of hematopoietic stem cell transplant patients with hepatic veno-occlusive disease, and/or (ii) the prophylaxis of veno-occlusive disease.”

c.
Section 2.1 is hereby amended and restated to read in its entirety as follows: “License grant. Subject to all terms of this Agreement, Gentium grants to ST, for the Term, the exclusive, non-transferable, non divisible license under the Patent Rights and the Know-How to Market the Finished Product in the Territory, with the right to sub-license its rights to its Affiliates in the Territory.”

d.
Section 3.2 is hereby amended and restated to read in its entirety as follows: “Cooperation. ST shall actively cooperate with Gentium for the Development of the Product providing its expertise and allocating to said cooperation appropriate resources. The Party shall form a steering committee in which both Parties are equally represented by three (3) members designated by each Party and who shall be responsible for coordinating all information, activities and matters arising from the Development, registration and manufacturing of the Product as well as relevant costs (“Steering Committee”) and to whom all reports, information, instructions and other communications from either Party shall be addressed. A Party may change one or more of its representatives to the Steering Committee at any time. The Chairman shall be elected by the members of the Steering Committee among themselves and shall rotate between ST and Gentium each twelve (12) months. Meetings of the Steering Committee shall be held at locations designated by the Parties about every three (3) months or as the Steering Committee may deem necessary. Any decision by the Steering Committee shall be taken on a consensus basis, by the majority of the elected members and any disagreement which could not be resolved within the Steering Committee shall be referred to the respective CEOs of the Parties. The Steering Committee shall have no authority to amend the Agreements and this letter agreement. ST shall have the right at any time to have its Steering Committee’s members observe the activities and documents of Gentium relating to the Development, registration and manufacturing of the Product, at Gentium premises and upon prior reasonable notice during Business Hours, and Gentium shall seek ST’s previous agreement on the plan, milestones and schedule of the Development of the Product and on the relevant submissions to FDA or any other Governmental Authority.

e.
Section 4.1 is hereby amended and restated to read in its entirety as follows: “Regulatory Matters. Without prejudice to Gentium’s rights to obtain and maintain in its own name an Approval for its manufacturing plant in Villa Guardia (Como - Italy), the Approvals, including the NDA and other Marketing authorizations for the Product in the Territory, shall be in Gentium’s name. To this effect, Gentium (through its Affiliates as appropriate) shall use all reasonable efforts to obtain, in its own name and at Gentium expenses, all Approvals necessary for Marketing the Product in the Territory, including the IND, according to the timing set forth in Schedule 3 hereto (to be updated by the Gentium and ST as soon as possible after signature of this letter agreement). Promptly after the grant of such Approvals, Gentium shall transfer all such Approvals (other than the Approvals for Gentium’s manufacturing plant) to ST which shall then maintain them in ST’s name and at ST’s expenses. All Approval applications, Approvals, supporting documentation and data relating to the Product shall be deemed included in the license grant under Section 2.1 hereunder and shall be treated by the Parties and their respective Affiliates as Confidential Information of Gentium. Gentium hereby grants to ST an exclusive, non transferable, non divisible, license to use any Approval obtained in the Territory for purposes of this Agreement. Further, Gentium shall have the right to make cross-reference to such Approvals held in ST’s name in order to obtain corresponding Approvals outside the Territory, while ST shall have the right to make cross-reference to such Approvals in order to manufacture or have manufactured the Product within or outside the Territory.”

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

Sigma-Tau Pharmaceuticals, Inc.
December 23, 2009

f.
Section 5.2 is hereby amended and restated to read in its entirety as follows: “Licensing Fee. In consideration of the rights granted hereunder in the Territory for the Product, ST shall pay Gentium a seven percent (7%) royalty on the Net Sales. Notwithstanding the above and the Supply Price set forth in Schedule 5 hereof, the Parties shall promptly discuss in good faith and agree upon a revision of such royalty and/or Supply Price in the event that: (i) an equivalent/generic version of the Product be marketed in any country of the Territory by a Third Party; and (ii) the sales of such product/s in a calendar quarter reported by IMS or other reputable source of pharmaceutical sales data are more than 10% (ten percent) of ST’s Net Sales in the Territory.”

g.
Section 9.1 is hereby amended and restated to read in its entirety as follows: “Development of the New Product. Gentium and ST shall discuss in good faith and agree upon the possible Development of any New Product and relevant funding in the Territory. All matters related thereto shall be initially dealt with by the Steering Committee and eventually brought to the attention of the Parties’ senior management for appropriate decisions on all relevant aspects.”

2.    Payments.  In consideration for Sigma Tau’s extension of rights hereunder, Sigma Tau agrees to pay Gentium an amount of US $15,000,000 (USD fifteen million) as follows:

a.	US $7,000,000 (USD seven million) within thirty (30) days of execution and delivery of this letter agreement by the parties; and

b.	US $6,000,000 (USD six million) within thirty (30) days after an NDA is obtained to Market the Product in the United States of America;

c.	US $2,000,000 (USD two million) within thirty (30) days after the NDA to Market the Product in the United States of America is transferred to ST.

For the avoidance of doubt no other reimbursements, payments or compensations whatsoever are due to Gentium under Schedule 2 of the License Agreement.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

Sigma-Tau Pharmaceuticals, Inc.
December 23, 2009

3.    Cost Sharing Agreement Amendment.  Section 2 of the Cost Sharing Agreement is hereby amended to insert the following paragraph (iv) :

“reasonable, external and documented costs incurred by Gentium for the Development activities set forth in Appendix A attached hereto; provided, however, that US $ 1,000,000 (USD one million) of what will be paid by Sigma-Tau for such Development activities will be deductible from the royalty payments due to Gentium under Section 5.2 of the License Agreement.”

4.    Certain Acknowledgments and Agreements.  The parties hereby acknowledge and agree that:

a.
Other than for the Costs under Section 3 of this letter agreement, no other reimbursements, payments or compensations whatsoever are due by Sigma Tau under the Cost Sharing Agreement. However, the parties agree to discuss in good faith the means of funding any additional trials that may be required to obtain an NDA for the Product in the United States;

b.
as and to the extent reasonably requested by Gentium from time to time, Sigma Tau and Gentium shall cooperate in good faith with respect to the NDA filing for the Product and distribution of the Product for compassionate use/on a named patient basis in the United States, provided that Sigma Tau is not obliged to bear any internal or external costs/Costs for those activities;

c.
for the interpretation of Section 3.4 (Discontinuation) of the License Agreement, the amounts paid by Sigma Tau under Section 2 of this letter agreement, as well as the Costs under Section 3 of this letter agreement, are deemed to be included in Schedule 2 of the License Agreement, except for the amount of US $350,000 (USD three hundred fifty thousand), which shall be paid by Sigma Tau to Gentium within thirty (30) days of the end of the Phase III pivotal study;and

d.	except as specifically amended under this letter agreement, all of the terms and conditions of the Agreements are unchanged and shall remain in full force and effect.

* * * * *

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

Sigma-Tau Pharmaceuticals, Inc.
December 23, 2009

If Sigma-Tau is in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute the binding agreement of the parties with respect to the matters set forth herein.

Sincerely, GENTIUM S.p.A.

By:	/s/ Khalid Islam
Name: Khalid Islam
Title: Chair and Interim CEO
January 7, 2010

ACCEPTED AND AGREED:

SIGMA-TAU PHARMACEUTICALS, INC.

By:	/s/ Gregg Lapointe
Name: Gregg Lapointe
Title: CEO
Date: December 23, 2009

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

Sigma-Tau Pharmaceuticals, Inc.
December 23, 2009

Appendix A

Studies	Activity	*Estimated Cost
▪ Teratology Studies (Segment II)	Studies in rats and rabbits	*** Euro
▪ QTc Study	In-vitro hERG channel Purkinje Fibres	*** Euro
	QTc in healthy volunteers	*** Euro
▪ PK studies (DF distribution and elimination)	Healthy volunteers (this might be addressable in the QTc study in healthy volunteers)	*** Euro
▪ Bioanalytics	Transfer of bioanalysis method, validation and eventual analysis of biological samples from trials	*** Euro
▪ Drug-drug interaction potential	In Vitro Studies – Metabolism (induction and inhibition of Cytochrome P450. Glycoprotein P	*** Euro
▪ eCTD	Electronic CTD	*** Euro
▪ Others	specialized regulatory consulting by Hyman, Phelps & McNamara PC

* The costs are estimated ball park numbers, final costs will be available when protocol has been defined and CRO selected
^ Quote for the teratology study has been received and study has been initiated

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.